EXHIBIT 10.29

                             PARTICIPATION AGREEMENT

                          Pecan Station North Prospect
      ESN Re-entry/Re-drill of the Blankenship & Blankenship # 1 WCSL Well

WHEREAS; Edwin S. Nichols Exploration, Inc., herein referred to as "ESN", is currently the owner of or has negotiated for or is in the process of negotiating for the rights to acquire all or a portion of certain oil and gas properties herein after referred to as the Pecan Station North Prospect located in the Washington County School Land Surveys 103 & 105, Tom Green County, Texas and consisting of 475-acres, more or less, a description is attached hereto as Exhibit "A".

AND WHEREAS; ESN now plans to develop potential oil & gas reserves on the said Pecan Station North Prospect by initially re-entering and attempting to re-drill and complete the Blankenship & Blankenship # 1 WCSL well located on a legal drill site on the prospect acreage.

NOW WHEREAS; Falcon Natural Gas Corp., herein referred to as "Participant", wishes to participate with ESN in the re-entry, and attempted re-drill and, if prudent, completion of the said Blankenship & Blankenship WCSL # 1well for a 75% (seventy-five per cent) working interest, being a 55.80% (fifty-five & 80/100 percent) net revenue interest (after taking into account the assignment by Falcon of a 0.45% ORRI pursuant to a consulting agreement with Wood Roberts, LLC.) on an AFE 1/3 for 1/4 basis under the following terms and considerations:

1. Upon the execution of this agreement the Participant shall pay to ESN the amount of $100,406.25 (one hundred thousand, four hundred six thousand dollars and twenty five cents) representing the Participant's initial fee to participate with ESN in wells drilled on the Pecan Station North Prospect.

2. The first three wells (the "Initial Wells") drilled or re-entered on the said Pecan Station North Prospect will be on an AFE 1/3 for 1/4 basis with the Participant paying 100% of the cost of drilling and completing into the tanks or pipeline and receiving by assignment from ESN a 75% working interest, being a 55.80% net revenue interest, Wood Roberts receiving by assignment a 0.45% ORRI, and ESN retaining a 25% working interest, being an 18.75% net revenue interest carried through drilling and completion and to the tanks or pipeline in the Initial Wells drilled or re-entered under the terms of this agreement. Each of the Initial Wells drilled or re-entered and completed will earn a 40-acre production unit unless the minimum unit required for such well to produce 100% allowable is greater, in which case the production unit will be increased to satisfy such requirement.

3. The proposed venture will initially consist of the re-entry and attempted re-drilling and completion of the Blankenship & Blankenship WCSL # 1well to a depth of +/- 4,900' or deep enough to test the Palo Pinto Lime and Harkey Sand formations on a legal drill site unit as required by the Texas Railroad Commission. Unless otherwise mutually agreed by the parties hereto, on or before 180 days from the date hereof ESN will propose to the Participant the re-entry of the said Blankenship & Blankenship WCSL # 1 well at which time the Participant shall have 15 days to submit its proportionate share of the drilling funds as set out on the AFE attached hereto as Exhibit "B". Failure of the participant to submit its share of such drilling funds within the allotted time period when invoiced by ESN shall represent the Participant's decision not to participate in the re-entry of the said well and by so doing shall cause the immediate automatic termination of the Participant's right title and interest, if any, in and to the Pecan Station North Prospect and wells drilled thereon, and from that time forward neither party shall have any obligation to the other and ESN shall retain all money previously paid by the Participant, with regards to the Pecan Station North Prospect, as liquidated damages, and not as a penalty, the parties agreeing that the damages to ESN would be difficult to ascertain.

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4.    ESN will re-enter and attempt to re-drill, and if prudent, complete the said re-entry well for the estimated cost as set out in the AFE attached hereto as Exhibit "B" with $185,042.81 being allocated to re-entry and re-drilling cost, herein referred to as Drilling Cost, and $337,780.73 being allocated to completion, herein referred to as Completion Cost, all being on a 1/3 for 1/4 basis, meaning that the Participant will pay 100% of the AFE'd cost and shall receive 75% of the working interest and ESN shall receive a 25% carried working interest.

5. After re-entering and re-drilling the well, if a completion attempt is deemed warranted by ESN, then ESN will notify the Participant of such completion and ESN shall make available any information available to ESN concerning the well and the Participant shall have 7 days from the date of notice from ESN to pay to ESN at ESN's address, the Participant's proportionate share of the AFE "Completion Cost" being $337,780.73 . - Failure of the Participant to pay its share of the AFE Completion Cost within the allotted time will result in immediate forfeiture of all right title and interest by the Participant in and to the subject well and ESN and the Participant shall have no further obligation to the other with respect to the said well except that settlement of actual costs as set out in # 9 below.

6. In the event that by a prudent operator decision of ESN, total depth could not be reached or a completion attempt is considered not possible, not prudent or not deemed warranted by ESN, then ESN will consult with the Participant and upon mutual agreement the well will be plugged as per the requirements of the Texas Railroad Commission unless otherwise agreed to by the parties. If either party desires to plug the well and the other party desires to continue operations thereon, the party desiring to continue operations shall be assigned the leasehold rights in the production unit for the well and the party desiring to discontinue operations shall receive payment of its proportionate share of the net salvage value of the salvageable equipment in the well, less estimated plugging costs.

7. Actual Drilling Cost and Completion Cost shall be reconciled against AFE (estimated) costs within forty-five (45) days after the plugging or completion of the well (the "Completion date" herein being termed as the date that the well is hooked up in to the tanks and/or pipeline). Once a final accounting of the actual "Drilling Cost" and/or "Completion Cost" is made by ESN and if the amount paid for the Drilling & Completion by the Participant is more than the actual final cost then ESN will immediately refund to the participant such overage. However, if said actual cost is more than that previously paid by the participant then the Participant hereby agrees to immediately pay to ESN such difference.

8. The AFE attached hereto as Exhibit "B" sets out an estimate for Drilling and Completion Costs for the subject well and shall be approved by the Participant upon the execution of this agreement. Those costs so designated by an asterisk (*) shall be fixed costs and shall not be either more or less than that amount as set out in the AFE and shall be relatively the same for all wells drilled on the Prospect Acreage. All other costs not designated by an asterisk may be adjusted either up or down depending on the actual cost when a final accounting is made.

9. ESN will make a prudent operator effort to re-enter, re-drill and complete the subject well as economically as possible. In the event that any goods and services are necessary other than those included in the "AFE", such costs will be considered as "additional costs" and will be billed out as per the terms of this agreement to the Participant. Participant agrees hereby to pay such costs and will have 10 days from the receipt of such notice to pay its proportionate share of "additional cost". Should the Participant fail to pay the assessed amount of any "additional costs" within the allotted 10 day period, therefore choosing to go as a "non-consent party", then the cost may be paid by ESN and ESN will be allowed to recover 400% of that cost paid for the "non-consenting party" from its net production share before the "non-consenting party" will begin receiving revenue from the property.

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10.   After the drilling and if prudent the completion of the first well of the
      Initial Wells, the Participant and ESN shall work together to schedule subsequent Initial Wells to be drilled on the prospect acreage, an AFE is attached as exhibit "B-1". If, six calendar months prior to the expiration of the oil and gas lease covering the prospect, there is any acreage not held in a production unit or by continuous operations, as defined in the oil and gas lease, with no cessation of more than 180 days between wells, the non-producing acreage shall immediately revert 100% back to ESN unless a well is in the process of being drilled or the parties mutually agree to renew the lease.

11. After the Initial Wells have been drilled or re-entered and completed, Participant shall have the right but not the obligation to participate in all subsequent wells drilled on the Pecan Station North Prospect on terms mutually agreed between ESN and Participant. If Participant chooses not to participate or the parties cannot agree on the terms, Participant shall retain all Participant's earned right, title and interest, if any, in and to the Pecan Station North Prospect and wells drilled thereon, and from that time forward Participant shall not have any obligation to participate in the drilling of additional wells thereon.

12. ESN shall be Operator of the Pecan Station North Prospect and wells drilled thereon, and the Joint Operating Agreement attached hereto shall be executed by ESN and Participant as stated below.

13. ESN reserves the right to resign as Operator at any time and ESN and Participant shall mutually agree on a new Operator in accordance with the terms of the Joint Operating Agreement.

14. The Participant understands there will be monthly operation costs associated with maintaining a producing property (ies) for which the Participant is liable and expected to pay for its proportionate share. When possible the Participant's share of the cost will be deducted proportionately from production revenue prior to disbursement of revenue checks on a monthly basis. In most cases the revenue should exceed expenses, however there may be instances when the production income is less than the revenue, in which case the Participant will receive a billing statement detailing the overage, which the Participant agrees to promptly pay.

15. Upon the completion of each successful well, the Parties shall execute the Joint Operating Agreement (JOA) attached hereto as Exhibit "C", between ESN and the Participant, which the Participant hereby agrees to promptly execute and return to ESN. Such JOA will govern the operations of the well and describe the interest owned by each Participant respectively for revenue payments to the Participant. Any conflict between the provision of this Participation Agreement and the Joint Operating Agreement shall be governed by the provisions of this Participation Agreement.

16. Within thirty (30) days after completion of a well, ESN shall deliver or cause to be delivered to the Participant a recordable Assignment of Interest reflecting the Participant's proportionate share of interest in and to each producing well and production unit in which the Participant has participated.

17. The rights, duties, obligations, and liabilities of the parties hereunder shall be several and not joint or collective. Each Party hereto shall be responsible only for its obligations as herein set out and shall be liable only for its share of the cost and expense as herein provided; it being the express purpose and intention of the parties that their ownership of the Lease and the rights and property acquired in connection therewith shall be as tenants in common and not as partners. It is not the purpose or intention of this Agreement to create any mining, commercial, general, limited, nor any partnership of any kind. Purchasers are direct Working Interest Owners. Each of the parties hereto elects, under the authority of
      Section 761(a) of the IRS Code of 1954, to be excluded from the application of all provisions of Subchapter K of Chapter 1 Subtitle A of the IRS Code of 1954.

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18.   Any notice provided or permitted to be given under this agreement shall be in writing, and shall be deemed to have been duly given and received if delivered personally, or sent by overnight delivery service or facsimile transmission or within five (5) calendar days of mailing by registered or certified mail (return receipt requested) to the party to be notified at the following addresses or at such other addresses as shall be specified by the parties by like notice:

      If to ESN:            Edwin S. Nichols Exploration, Inc.
                            Attention: Edwin S. Nichols, President
                            P.O. Box 326 115 West River Meridian TX
                            76665 Facsimile: (254) 435-2347

      If to Participant     Falcon Natural Gas Corp.
                            Attention: Fred B. Zaziski, President
                            2500 City West Blvd., Suite 300
                            Houston, Texas 77042
                            Facsimile: (713) 456-2581

19. If any term or other provision of this agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

20. This agreement shall inure to the benefit of and be binding upon the successors, heirs and assigns of the parties.

21. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed and acknowledged this agreement as of the 14th day of March 2006.

      EDWIN S. NICHOLS EXPLORATION, INC.       PARTICIPANT
                                               FALCON NATURAL GAS CORP.

      /s/ Edwin S. Nichols                     /s/ Fred B. Zaziski
      ----------------------------------       ---------------------------------
      Edwin S. Nichols, President              Fred B. Zaziski, President

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                                   EXHIBIT "A"

                          Pecan Station North Prospect

Being 475 acres of land, more or less, out of the Washington County School Land Surveys 103 and 105, Tom Green County, Texas. Beginning at a point in the Washington County School Land League # 105 in Tom Green County, Texas that is 800' FSL & 13,500' FEL (said point becomes the NW corner of this tract); thence in a southerly direction in a straight line to a point in Washington County School land League # 103 that is 4,300' FEL (said point becoming the SW corner of this tract); thence in an easterly direction in a straight line to a point in League # 103 that is 4,300' FSL & 7,000' FEL (said point becoming the SE corner of this tract); thence in a northerly direction in a straight line to a point in the League # 105 that is 800' FSL & 8,300' FEL (said point becoming the NE corner of this tract); thence in a westerly direction in a straight line to the point of beginning; Containing in all, 475 acres of land, more or less.

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